Exhibit 15.2

DRAGANFLY INC.

AUDIT COMMITTEE CHARTER

PURPOSE

Senior management of Draganfly Inc. (the “Company”), as overseen by its Board of Directors (the “Board”), has primary responsibility for the Company’s financial reporting, accounting systems and internal controls. The Audit Committee (the “Committee”) is a standing committee of the Board established for the purposes of overseeing:

(a)	the quality and integrity of the Company’s financial and accounting reporting processes, audits of the financial statements of the Company, and internal accounting and financial control systems of the Company;

(b)	the external auditor’s qualifications and independence;

(c)	management’s responsibility for assessing the effectiveness of internal controls;

(d)	the Company’s compliance with legal and regulatory requirements in connection with financial and accounting matters; and

COMPOSITION AND OPERATION

1.	The Committee shall be composed of at least three members, each of whom:

(a)	must be an “Independent Director” (as defined in the Definitions section of this Charter), taking into account the rules and regulations of any securities regulatory authorities and/or stock exchanges that may be applicable to the Company;

(b)	must not accept any consulting, advisory, or other compensatory fee from the Company (or any subsidiary) other than for board or committee service;

(c)	must not be an “Affiliated Person” (as defined in the Definitions section of this Charter) of the Company or any of its subsidiaries;

(d)	must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years;

(e)	must be Financially Literate.

In addition, at least one member will be a “Committee Financial Expert” (as defined in the Definitions section of this Charter).

The foregoing requirements are subject to any exemptions, exceptions, cure periods or phase-in accommodations that may be available to the Company under applicable securities laws and stock exchange rules.

2.	The members of the Committee shall be appointed by the Board to serve one-year terms and are permitted to serve an unlimited number of consecutive terms.

3.	The Committee shall appoint a chair (the “Chair”) from among its members who shall be an independent director. If the Chair is not present at any meeting of the Committee, one of the other Committee members present at the meeting shall be chosen to preside at the meeting.

4.	The Committee will make every effort to meet at least four times per year and each member is entitled to request that an additional meeting be called, which will be held within two weeks of the request for such meeting. A quorum at meetings of the Committee shall be two members present in person or by telephone. The Committee may also act by unanimous written consent of its members as described under the heading “Authority” in this Charter.

5.	The external auditor may request the Chair to call a meeting of the Committee to consider any matter that the auditor believes should be brought to the attention of the directors or the shareholders of the Company. In addition to the external auditor, each committee chair, members of board, as well as the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) shall be entitled to request the Chair to call a meeting, which meeting shall be held within two weeks of the request.

6.	Notice of the time and place of every meeting shall be given in writing or by email communication to each member of the Committee at least 24 hours prior to the time fixed for such meeting.

7.	The Committee shall fix its own procedure at meetings, keep records of its proceedings and provide a verbal report to the Board routinely at the next regularly scheduled Board meeting and shall provide copies of finalized minutes of meetings to the Corporate Secretary to be kept with the official minute books of the Company.

8.	The Committee will review and approve its minutes of meetings and copies will be made available to the external auditor or its members as requested.

9.	In camera sessions will be scheduled for each regularly scheduled quarterly Committee meeting, and as needed from time to time.

10.	On an ad-hoc basis, the Committee may also meet separately with the Chief Executive Officer and the Chief Financial Officer and such other members of management as they may deem necessary.

RESPONSIBILITIES AND DUTIES

Overall Committee:

To fulfill its responsibilities and duties the Committee will:

(a)	review this Charter periodically, but at least once per annum, and recommend to the Board any necessary amendments;

(b)	review and, where necessary, recommend revisions to the Company’s disclosure in the Company’s public disclosures and securities filings (including its Management Information Circular) regarding Committee’s composition and responsibilities and how they are discharged;

(c)	assist the Board in the discharge of its responsibilities relating to the quality, acceptability and integrity of the Company’s accounting policies and principles, reporting practices and internal controls;

(d)	review and recommend approval by the Board of all significant and material financial disclosure documents to be released by the Company, including but not limited to, quarterly and annual financial statements and management discussion and analysis, annual reports, Form 40-F, annual information forms, and prospectuses containing material information of a financial nature; and

(e)	oversee the relationship and maintain a direct line of communication with the Company’s internal and external auditors and assess their respective performance.

Public Filings, Policies and Procedures:

The Committee is responsible for:

(a)	ensuring adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the Company’s disclosure controls and procedures, and management’s evaluation thereof, to ensure that financial information is recorded, processed, summarized and reported within the time periods required by law;

(b)	reviewing disclosures made to the Committee by the CEO and the CFO during their certification process for any significant deficiencies in the design or operation of internal controls or material weakness therein and any fraud involving management or other employees who have a significant role in internal controls;

(c)	reviewing with management and the external auditor any correspondence with securities regulators or other regulatory or government agencies which raise material issues regarding the Company’s financial reporting or accounting policies.

External Auditors

The responsibilities and duties of the Committee as they relate to the external auditor are to:

(a)	consider and make recommendations to the Board with respect to the appointment, compensation, and retention of the external auditor to be nominated for appointment by shareholders at each annual general meeting of the Company;

(b)	review the performance of the external auditor and, where appropriate, recommend to the Board the removal of the external auditor;

(c)	confirm the independence and effectiveness of the external auditor, which will require receipt from the external auditor of a formal written statement delineating all relationships between the auditor and the Company and any other factors that might affect the independence of the auditor;

(d)	oversee the work of the external auditor generally, and review and report to the Board on the planning and results of external audit work, including:

(i)	the external auditor’s engagement letter or other reports of the auditor;

(ii)	the reasonableness of the estimated fees and other compensation to be paid to the external auditor;

(iii)	the form and content of the quarterly and annual audit report, which should include, inter alia:

(A)	a summary of the Company’s internal controls and procedures;

(B)	any material issues raised in the most recent meeting of the Committee; and

(C)	any other related audit, review or attestation services performed for the Company by the external auditors.

(e)	actively engage in dialogue with the external auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the external auditor and take, or recommend the Board take, appropriate actions to oversee the independence of the external auditor;

(f)	monitor the relationship between management and the external auditor and resolve any disagreements between them regarding financial reporting;

(g)	engage the external auditor in discussions regarding any amendments to critical accounting policies and practices; alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, including any potential ramifications and the preferred treatment by the independent auditor; and lastly, written communication between management and the independent auditor, including but not limited to, the management letter and schedule of adjusted differences.

Internal Controls and Financial Reporting

The Committee will:

(a)	obtain reasonable assurance from discussions with (and/or reports from) management, and reports from the external auditors that the Company’s financial and accounting systems are reliable and that the prescribed internal controls are operating effectively;

(b)	in consultation with the external auditor, the CEO, the CFO, and where necessary, other members of management, review the integrity of the Company’s financial reporting process and the internal control structure;

(c)	review the acceptability of the Company’s accounting principles and direct the auditors’ examinations to particular areas of question or concern, as required;

(d)	request the auditors to undertake special examinations (e.g., review compliance with conflict of interest policies) when it deems necessary;

(e)	together with management, review control weaknesses identified by the external and internal auditors;

(f)	review the appointments of the CFO and other key financial executives;

(g)	during the annual audit process, consider if any significant matters regarding the Company’s internal controls and procedures over financial reporting, including any significant deficiencies or material weaknesses in their design or operation, need to be discussed with the external auditor, and review whether internal control recommendations made by the auditor have been implemented by management.

Ethical and Legal Compliance

The responsibilities and duties of the Committee as they relate to compliance and risk management are to:

(a)	obtain reasonable assurances as to the integrity of the CEO and other senior management and that the CEO and other senior management strive to create a culture of integrity throughout the Company;

(b)	review the adequacy, appropriateness and effectiveness of the Company’s policies and business practices which impact on the integrity, financial and otherwise, of the Company, including those relating to hedging, insurance, accounting, information services and systems and financial controls, and management reporting;

(c)	receive a report from management on tax issues and planning, including compliance with the Company’s source deduction obligations and other remittances under applicable tax or other legislation;

(d)	review annually the adequacy and quality of the Company’s financial and accounting staffing, including the need for and scope of internal audit reviews (if any);

(e)	establish procedures for a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(f)	review any complaints and concerns received regarding accounting, internal controls, or auditing matters or with respect to the Company’s Code of Ethical Conduct, and the investigation and resolution thereof, and provide all relevant information relating to such complaints and concerns to the Nominating and Governance Committee;

(g)	review and monitor the Company’s compliance with applicable legal and regulatory requirements related to financial reporting and disclosure;

(h)	review all “related party transactions” (as such term is defined under applicable securities laws and stock exchange rules) for any potential conflicts of interest; and

(i)	carry the responsibility for reviewing reports from management, external auditors with respect to the Company’s compliance with the laws and regulations having a material impact on financial reporting and disclosure, including: tax and financial reporting laws and regulations; legal withholding requirements; environmental; and any other laws and regulations which expose directors to liability.

AUTHORITY

1.	The Committee shall have the authority to:

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	set and pay the compensation for the external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(c)	set and pay the compensation for any independent counsel and other advisors employed by the Committee;

(d)	incur ordinary administrative expenses that are necessary or appropriate in carrying out its duties; and

(e)	communicate directly with the external auditors.

2.	The Committee shall have the power, authority and discretion delegated to it by the Board which shall not include the power to change the membership of or fill vacancies in the Committee.

3.	A resolution approved in writing by the members of the Committee shall be valid and effective as if it had been passed at a duly called meeting. Such resolution shall be filed with the minutes of the proceedings of the Committee and shall be effective on the date stated thereon or on the latest date stated in any counterpart.

4.	The Board shall have the power at any time to revoke or override the authority given to or acts done by the Committee except as to acts done before such revocation or act of overriding and to terminate the appointment or change the membership of the Committee or fill vacancies in it as it shall see fit.

5.	The Committee shall have unrestricted and unfettered access to all Company personnel and documents and shall be provided with the resources necessary to carry out its responsibilities.

6.	At the invitation of the Chair, one or more officers or employees of the Company may, and if required by the Committee, shall attend a meeting of the Committee.

7.	The Committee shall have the authority to obtain advice and assistance from outside legal, accounting or financials advisors in its sole discretion.

DEFINITIONS

Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:

“Affiliated Person” means an “affiliate” of, or a person “affiliated” with, a specified person, which is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Committee Financial Expert” means a person who has the following attributes:

(a)	past employment experience in finance or accounting;

(b)	requisite professional certification in accounting; or

(c)	or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

“Family Member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

“Financially Literate” means the ability to read and understand a set of fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised in the Company’s financial statements.

“Independent Director” means a director that is “independent” as the term is defined in both National Instrument 52-110 - Audit Committees (“NI 52-110”) and Nasdaq Rule 5605(a)(2), as each may be amended from time to time, and being a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by the Company;

(b)	a director who accepted or who has a Family Member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for board or board committee service;

(ii)	compensation paid to a Family Member who is an employee (other than an Executive Officer) of the Company; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation

Provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to additional, more stringent requirements under Rule 5605(c)(2).

(c)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an Executive Officer;

(d)	a director who is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in the Company’s securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(e)	a director of the Company who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the Executive Officers of the Company serve on the compensation committee of such other entity; or

(f)	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Adopted by the Board on August 19, 2019, and amended April 14, 2021.